ETF DISTRIBUTION AGREEMENT

This ETF Distribution Agreement (this “Agreement”) is effective the 1st day of November, 2026, between Gator Capital Investment Trust, a Delaware statutory trust (the “Trust”), on behalf of itself and the fund(s) listed on Schedule B, as may be amended from time to time (each, a “Fund”, and collectively, the “Funds”), and Northern Lights Distributors, LLC a Nebraska limited liability company (the “Distributor”).

WHEREAS, the Trust is, registered as an open-end investment management company organized as a statutory trust and comprised of a number of series of securities, each series representing a portfolio of securities, having filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust intends to create and redeem shares (the “Shares”) of each Fund on a continuous basis only in aggregations of Shares constituting a “Creation Unit” as such term is defined in the registration statement;

WHEREAS, the Shares of each Fund will be listed on one or more national securities exchanges (together, the “Listing Exchanges”);

WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the distribution of Creation Units of each Fund;

WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and

WHEREAS, the Distributor desires to provide the services described herein to the Trust and Funds.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, intending to be legally bound, the Trust, on behalf of itself and the Fund, and the Distributor hereby agree as follows:

1.	Sale of Creation Units; Services

(a)                  The Trust grants to the Distributor the exclusive right to sell Creation Units of each Fund listed on Schedule B hereto, on the terms and during the term of this Agreement and subject to the registration requirements of the 1933 Act and the rules and regulations of the SEC, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder. Without limiting the foregoing, the Distributor shall perform the distribution services and shall perform the marketing services set forth in Schedule A. The Trust acknowledges and agrees that Distributor is and may in the future distribute shares of other investment companies including investment companies having investment objectives similar to those of the Funds. The Trust further understands that existing and future investors in a Fund may invest in shares of such other investment companies. The Trust agrees that the services that Distributor provides to such other investment companies shall not be deemed in conflict with its duties to the Fund under this Agreement.

(b)	Duties of the Distributor

a.	The Distributor agrees that at the request of the Trust, the Distributor shall enter into certain agreements (“Participant Agreements”) between and among DTC Participants or participants in the Continuous Net Settlement System of the National Securities Clearing Corporation (“Authorized Participants”), the Distributor and the transfer agent (as applicable), for the purchase of Creation Units of a Fund.

b.	The Distributor shall consult with the Trust or its agent with respect to the production and printing of prospectuses to be used in connection with creations by Authorized Participants of Creation Units. The Distributor will generally make it known in the brokerage community that Funds’ prospectuses and statements of additional information (“SAI”) are available, including by (i) advising the Listing Exchanges on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by the Distributor with FINRA, and (iii) as may otherwise be required by the SEC. The Distributor shall not bear any costs associated with printing prospectuses, SAIs and other such materials.

c.	The Distributor shall review and approve all sales and marketing materials for compliance with applicable laws and conditions of any applicable exemptive order and file such materials with FINRA as necessary or appropriate. For an additional fee, the Trust or its investment adviser (the “Adviser”) (as applicable) may request an expedited review of advertising materials, in which case Distributor will use commercially reasonable efforts to have any comments returned the next business day following the date of submission. Submissions received by Distributor after 12:00 p.m. (noon) Eastern Time on a business day will be deemed received on the next business day. All sales and marketing materials must be approved, in writing, by the Distributor prior to use, such approval not to be unreasonably withheld.

d.	If the Trust, on behalf of any Fund, adopts a distribution and/or shareholder servicing plan(s) pursuant to Rule 12b-1 under the 1940 Act (the “Plan”), the Distributor shall enter into selling and/or investor servicing agreements or similar (“Sales and Investor Services Agreements”), consistent with applicable law and the registration statement and prospectus, with various broker-dealers, to sell Shares and provide services to shareholders. The Distributor agrees that (i) it shall assist in the administration of any Plan(s); (ii) it shall, at its own expense, set up and maintain a system of recording payments of fees and reimbursement of expenses disseminated pursuant to this Agreement and other agreements related to any such Plan(s) and, pursuant to the 1940 Act, report such payment activity to the Trust at least quarterly; (iii) it shall receive from the Trust all distribution and shareholder servicing fees, as applicable, at the rate and to the extent payable under the terms and conditions set forth in any Plan(s) adopted by the Trust, applicable to the appropriate class of Shares of each Fund or class of

Shares thereof, as such Plan(s) may be amended from time to time, and subject to any further limitations on such fees as the Board of Trustees of the Trust may impose; and

(iv) it shall pay, from the fees received from the Trust pursuant to any such Plan(s), all fees and make reimbursement of all expenses, pursuant to and in accordance with such Plan(s) and any and all Sales and Investor Services Agreements. In no event shall Distributor pay any fees pursuant to any such Plan(s) until it has received payment of such fees from the Trust or the adviser.

e.	The Distributor has as of the date hereof, and shall at all times have and maintain, net capital of not less than that required by Rule 15c3-1 under the 1934 Act, or any successor provision thereto. In the event that the net capital of the Distributor shall fall below that required by Rule 15c3-1, or any successor provision thereto, the Distributor shall promptly provide notice to the Trust and the adviser of such event.

f.	The Distributor agrees to maintain and preserve such records as are required by Section 31 of the 1940 Act and the rules thereunder.

g.	The Distributor agrees to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services under this Agreement, and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Trust’s Chief Compliance Officer or Board of Trustees.

h.	Upon reasonable request by the Trust, the Distributor shall provide the Trust with information relating to the services provided pursuant to this Agreement as necessary and applicable to enable the Trust to complete required regulatory filings.

2.	Solicitation of Sales

In consideration of these rights granted to the Distributor, the Distributor agrees to use reasonable efforts in connection with the distribution of Creations Units of the Fund; provided, however, that the Distributor shall not be prevented from entering into like arrangements with other issuers. The Trust reserves the right to suspend sales upon due notice to Distributor if in the judgment of the Trust it is in the best interests of the Trust to do so.

3.	Authorized Representations

The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the current registration statements and prospectuses of the Trust filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. The Distributor may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations and approved by the Fund’s adviser.

4.	Registration of Shares

(a)               The Trust and Fund agree that they will take all action necessary to register an unlimited number of Shares on Form N-1A. The Trust and Fund shall make available to the Distributor such number of copies of the currently effective prospectus and statement of additional information as the Distributor may reasonably request. The Fund shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Creation Units of the Fund. The Trust represents and warrants that it has or will have made as of the date on which Distributor begins distributing Creation Units, all applicable filings to exempt the Creation Units from registration under applicable rules and regulations.

(b)               The Trust agrees to issue Creation Units of each Fund and to request DTC to record on its books the ownership of the Shares constituting such Creation Units, in accordance with the book-entry system procedures described in the prospectus, in such amounts as the Distributor has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Trust of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the registration statement and Participant Agreement. The Trust may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to the Distributor, in accordance with the provisions of the prospectus and statement of additional information.

5.	Compensation

(a)               In consideration of Distributor’s services hereunder, the Fund agrees to cause the Fund’s adviser to pay to Distributor the fees and charges set forth on Schedule B, attached hereto. Fees will begin to accrue with respect to each Fund on the latter of the date of this Agreement or the date Distributor begins providing services to or on behalf of such Fund. The Distributor may receive compensation from the Fund’s adviser related to its services hereunder or for additional services as may be agreed to between the adviser and Distributor in writing.

(b)               The Fund shall bear the cost and expenses of the registration of the Creation Units for sale under the 1933 Act.

(c)               Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Trust and the adviser with respect to any services not included under this Agreement, as may be agreed upon by the parties from time to time.

6.	Indemnification of Distributor

(a)               The Trust agrees to indemnify and hold harmless the Distributor and each of its managers and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising by reason of any person acquiring any Shares or Creation Units, based upon (i) the ground that the registration statement, prospectus, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading, (ii) the Trust’s failure to maintain an effective registration statement and prospectus with respect to Shares of the Fund that are the subject of the claim or demand, (iii) the Trust’s failure to properly register Fund Shares under applicable state laws, (iv) instructions given by the Trust, the Trust’s failure to perform its duties hereunder or any inaccuracy of its representations, (v) any claim brought under Section 11 of the 1933 Act, or (vi) all actions taken by Distributor hereunder resulting from Distributor’s reliance on instructions received from an officer, agent or approved service provider of the Trust.

(b)               In no case (i) is the indemnity of the Trust to be deemed to protect the Distributor or any other person against any liability to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement (“Disqualifying Conduct”) by such party, or (ii) is the Trust to be liable to the Distributor under the indemnity agreement contained in this Section 6 with respect to any claim made against the Distributor or any person indemnified unless the Distributor or other person shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the person shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

(c)               The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

(d)               The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of Shares or Creation Units.

7.	Indemnification of Trust

(a)               The Distributor covenants and agrees that it will indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees and disbursements incurred in connection therewith) arising out of or based upon any Disqualifying Conduct by Distributor in connection with the offering and sale of any Shares.

(b)               In no case (i) is the indemnity of the Distributor in favor of the Trust or any other person indemnified to be deemed to protect the Trust or any other person against any liability to which the Trust or such other person would otherwise be subject by reason of Disqualifying Conduct by such party, or (ii) is the Distributor to be liable under its indemnity agreement contained in this Section 7 with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or upon any person (or after the Trust or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

(c)               The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim subject to this indemnity provision, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

(d)               The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it or any of its officers in connection with the sale of Shares or Creation Units.

8.	Consequential Damages

In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.

9.	Effective Date

This Agreement shall be effective as of the date first above written, and, unless terminated as provided, shall continue in force through the second anniversary of its effective date, and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the Trustees of the Trust, or the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those Trustees of the Trust who are not parties to this

Agreement or the Trust’s distribution plan or interested persons of any such party (“Qualified Trustees”), cast in person at a meeting called for the purpose of voting on the approval. This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph the terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act. In addition, this Agreement may at any time be terminated without penalty by the Trust, by a vote of a majority of Qualified Trustees or by vote of a majority of the outstanding voting securities of the Trust upon sixty days prior written notice to the Distributor or by the Distributor upon sixty days prior written notice to the Trust.

10.	Notices

(a) All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the fifth Business Day following the date of mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid to the party to receive such notice, (c) if dispatched via a nationally recognized overnight courier service (delivery receipt requested) with charges paid by the dispatching party, on the later of (i) the first Business Day following the date of dispatch, or (ii) the scheduled date of delivery by such service, or (d) on the date sent by electronic mail if sent during normal business hours of the recipient during a Business Day, and otherwise on the next Business Day, if sent after normal business hours of the recipient, provided that in the case of electronic mail, each notice or other communication shall be confirmed within one Business Day by dispatch of a copy of such notice pursuant to one of the other methods described herein, at the following addresses, or such other address as a party may designate from time to time by notice in accordance with this Section.

If to the Trust:

Gator Capital Investment Trust

Attn: Derek Pilecki, President

2502 N. Rocky Point Drive, Ste 665

Tampa, FL 33607

Email: Derek.Pilecki@gatorcapital.com

If to Distributor:

Northern Lights Distributors, LLC

Attn: Legal Department

4221 North 203rd Street, Suite 100

Elkhorn, NE 68022

legal@ultimusfundsolutions.com

With a copy to:

Kilpatrick Townsend & Stockton LLP Attn: Kate A. McCurry

1001 West Fourth Street Winston-Salem, NC 27101-2400 Email: kmccurry@ktslaw.com

11.	Limitation of Liability

A copy of the Certificate of Trust is on file with the Secretary of State of the State of Delaware and the Trust’s Trust Instrument is on file with the Trust. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust individually but binding only upon the assets and property of the applicable Fund or Trust, as relevant.

This Agreement is executed by or on behalf of the Trust with respect to each of the Funds. It is expressly acknowledged and agreed that the obligations hereunder are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. The Distributor understands that the rights and obligations of each series of shares of the Trust under the Trust Instrument are separate and distinct from those of any and all other series.

12.	Dispute Resolution

Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of 60 days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.

13.	Entire Agreement; Amendments

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the State of Nebraska, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1933 Act or the 1940 Act, these acts shall control.

15.	Counterparts

This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile signatures of each of the parties.

16.	Force Majeure

No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

17.	Severability

Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

18.	Confidential Information

(a)               The Distributor and the Trust (in such capacity, as applicable, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Distributor and the Trust (in such capacity, as applicable, the “Disclosing Party”) in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than (a) those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or (b) those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party

(a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

(b)               The term “Confidential Information,” as used herein, shall mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, client and customer information, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

(c)               The provisions of this Section 18 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party,

(b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

(d)               The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its agents to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 18, and shall be responsible for ensuring compliance by its employees, agents, contractors, subcontractors and licensees with such obligations. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such persons.

(e)               Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain copies of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Distributor shall have no obligation to return or destroy Confidential Information of the Trust that resides on save tapes or other electronic forms; provided, however, that in either case identified above all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Section 18 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.

19.	Anti-Money Laundering

The Distributor represents that it has in place anti-money laundering procedures. The Distributor agrees to notify the Trust of any suspicious activity of which it becomes aware relating to transactions involving Shares. Upon reasonable request, the Distributor agrees to provide the Trust with documentation relating to its anti-money laundering policies and procedures.

20.	Use of Name

(a)               The Trust shall not use the name of the Distributor in any prospectus or statement of additional information, sales literature, and other material relating to the Trust in any manner without the prior written consent of the Distributor (which shall not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor in the prospectus and statement of additional information of the Trust and in all other materials which merely refer in accurate terms to their appointment hereunder or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

(b)               The Distributor shall not use the name of the Trust in any publicly disseminated materials, including sales literature, in any manner without the prior written consent of the Trust (which shall not be unreasonably withheld); provided, however, that the Fund hereby approves all lawful uses of its name in any required regulatory filings of the Distributor which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

21.	Insurance

The Distributor agrees to maintain liability insurance coverage for distribution activities provided to the Trust hereunder. The Distributor shall notify the Trust of any material claims against it, whether or not covered by insurance that may materially and adversely affect the Trust’s rights hereunder.

22.	Representations

(a)               The Distributor represents and warrants that: (i) it is duly authorized and licensed under applicable law to carry out the services contemplated herein; (ii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; (iii) it is entering into this Agreement or providing the services contemplated hereby does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Distributor is a party or by which it is bound; (iv) it is registered as a broker-dealer under the 1934 Act and a member of FINRA and will notify the Trust’s Chief Compliance Officer and adviser immediately in the event of its expulsion or suspension by FINRA; and (v) it is not an “affiliated person” (as defined under the 1940 Act) of the Listing Exchange or any underlying index provider for any Fund.

(b)               The Trust represents and warrants that: (i) it is duly organized as a Delaware statutory trust and is and at all times will remain duly authorized to carry out its obligations as contemplated herein; (ii) it is registered as an investment company under the 1940 Act; (iii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; (iv) its entering into this Agreement does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Trust is a party or by which it is bound; (v) the registration statement and each Fund’s prospectus, and sales literature and advertisements approved by the adviser or other materials prepared by or on behalf of the Trust for the Distributor’s use (“Sales Literature and Advertisements”) have been prepared, and shall be prepared, in all material respects, in conformity with the 1933 Act, the 1940 Act and the rules and regulations of the Commission (the “Rules and Regulations”); and (vi) the registration statement and each Fund’s prospectus contain all material statements required to be stated therein in accordance with the 1933 Act, the 1940 Act and the Rules and Regulations; and (vii) all statements of fact contained therein, or in Sales Literature and Advertisements, are or will be true and correct in all material respects at the time indicated or the effective date, as the case may be, and any Fund’s prospectus shall not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading in light of the circumstances in which they are made. The Trust shall not file any amendment to the registration statement or Fund’s prospectus without giving the Distributor reasonable notice thereof in advance, provided that nothing in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to the registration statement or any Fund’s prospectus as the Trust may deem advisable.

[Signature Page Follows]

IN WITNESS WHEREOF, the Trust and Distributor have each duly executed this Agreement, as of the day and year above written.

GATOR CAPITAL INVESTMENT TRUST	NORTHERN LIGHTS DISTRIBUTORS, LLC
(for the above referenced Fund(s))

By:	By:
Derek Pilecki	Kevin Guerette
President	President

Schedule A List of Services

FINRA Review

•      Review and approve Fund marketing materials (including website) for compliance with SEC & FINRA advertising rules

•	Conduct FINRA filing of materials (including website)

•	Respond to FINRA comments on marketing materials, as necessary

•   Provide the adviser with copy of its then-current documentation regarding SEC & FINRA marketing policies

Contract Management

•    Coordinate and execute sub-distribution agreements with broker/dealers and authorized participants on behalf of the Fund in accordance with the prospectus

•    Coordinate and execute operational agreements related to the services contemplated by this Agreement (networking agreements, NSCC redemption agreements, etc.)

•   Coordinate and execute on behalf of the Fund shareholder service and similar agreements to the extent permitted by applicable law, as contemplated by the Trust’s distribution and/or shareholder servicing plan and as may be agreed to by the Distributor and the Fund

Intermediary Invoice Payment Services

•    Distributor will be responsible for receipt and allocation of all intermediary invoices that require monthly or quarterly payment whereby there will be fees attributable to the Funds, a related distribution and services fee (12b-1), sub-TA or any other fee associated with the Funds along with amounts owed by the Funds’ investment adviser. All invoices determined to be for express purpose of financing sponsorship or preferred engagements will be the responsibility of the Funds’ investment adviser. For all subject intermediaries, Distributor will provide payment advice within thirty (30) days of receipt illustrating proper allocation as determined by the Funds’ investment adviser and the intermediary agreement associated with the invoice.

Schedule B-1 Fee Schedule

This Schedule B-1 is part of the ETF Distribution Agreement effective November 1, 2026 (the “Agreement”) by and between Gator Capital Investment Trust (the “Trust”) and Northern Lights Distributors, LLC (“Distributor”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

Fund(s)
Gator Capital Long Short ETF

Each of the above referenced funds a “Fund” and collectively, the “Funds”.

Service Fees:

Annual fee of $25,000 for the first Fund and $5,000 for each additional Fund PLUS:

1 basis point or 0.01% per annum of each Fund's average daily net assets up to $250 million, and;
¾ basis point or 0.0075% per annum of each Fund's average daily net assets between $250 million and $500 million, and;
½ basis point or 0.0050% per annum of each Fund's average daily net assets between $500 million and $1 billion, and;
¼ basis point or 0.0025% per annum of each Fund's average daily net assets over $1 billion.

Advertising Review Fees:

The Fund shall pay to the Distributor a fee for advertising submission per the schedule listed below:

Submissions* Per Month	Standard Review Charge**
0 - 5 Submissions	No Charge
6 – 10 Submissions	$50 per Submission
11+ Submissions	$100 per Submission

*Excludes Fund Fact Sheets

**Charges do not include FINRA filing fees

If expedited review of advertising submissions is requested, the fee per submission is $500 for up to 10 pages and $25 per page thereafter. Distributor reserves the right to limit expedited review to no more than three (3) advertising submissions per month.

The Fund shall also pay an additional fee to Distributor calculated as 25% of any FINRA costs incurred (for example, if FINRA charged $100 to perform advertising review, Distributor would charge the Fund an additional $25).

Intermediary Invoice Payment Services:

For facilitating allocations, payments and reporting requirements under intermediary engagements, Distributor will assess an annual fee based on the number of intermediary engagements associated with the fund family:

Number of Intermediary Engagements	Annual Fee
1 - 3	$2,000
4 - 10	$4,000
11 - 15	$7,500
16 - 30	$10,000
31 - 45	$12,500
46+	Negotiated

All service fees outlined above are payable monthly in arrears.

On each anniversary date of the Agreement, Distributor will increase the fees set forth herein by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items1.

Reimbursable Expenses:

The Fund shall pay all reasonable reimbursable expenses incurred by Distributor in connection with activities performed for the Fund including, without limitation:

costs associated with any pre-engagement audit work performed by Distributor typesetting, printing and distribution of prospectuses and shareholder reports production, printing, distribution and placement of advertising and sales literature and materials engagement of designers, free-lance writers and public relations firms long-distance telephone lines, services and charges
postage
overnight delivery charges
FINRA and registration fees
marketing expenses
record retention fees
travel, lodging and meals
NSCC charges
Fund platform fees and service fees
website monitoring review
monitoring software

1 Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

In the event the fees authorized by the Funds for payment to Distributor are insufficient to cover the fees due to Distributor for its services provided hereunder, Gator Capital Management, LLC, the investment adviser to the Funds, agrees to pay Distributor the remaining balance of any fees due and payable to Distributor according to this fee schedule within 15 days of request.

IN WITNESS WHEREOF, the parties hereto have executed this Schedule to the ETF Distribution Agreement effective as of November 1, 2026.

GATOR CAPITAL INVESTMENT TRUST	NORTHERN LIGHTS DISTRIBUTORS, LLC
(for the above referenced Fund(s))

By:	By:
Derek Pilecki	Kevin Guerette
President	President

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement and further acknowledges and agrees that:

(1) Distributor expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) Distributor’s business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any Distributor employees who are involved in the procurement of the services under the Agreement then Distributor may suffer lost sales and other opportunities and would incur substantial expense in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of Distributor for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to Distributor in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

Gator Capital Management, LLC 2502 N. Rocky Point Dr., Suite 665 Tampa, FL 33607

By:

Name: Derek Pilecki

Title: Managing Member